UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

SPIRAL TOYS INC.

(Exact Name of Registrant as Specified in Its Charter)

Nevada	27-3388068
(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

30077 Agoura Court, Suite 230 Agoura Hills, California	91301
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Not Applicable	Not Applicable

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A (c), check the following box. [  ]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A (d), check the following box. [X]

Securities Act registration statement file number to which this form relates: 333-178738

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, $0.001 par value

(Title of class)

Item 1. Description of Registrant’s Securities to be Registered.

Spiral Toys Inc. (the “Registrant”) is authorized to issue up to 149,000,000 shares of common stock, par value $.001 per share (the “Common Stock”). The holders of the Common Stock have equal ratable rights to dividends from funds legally available if and when declared by the Registrant’s board of directors (the “Board”) and are entitled to share ratably in all of the Registrant’s assets available for distribution to holders of Common Stock upon liquidation, dissolution or winding up of our affairs. The Common Stock does not provide the right to preemptive, subscription or conversion rights. Shares of the Common Stock are non-assessable and are not subject to any redemption or sinking fund provisions or rights. The Common Stock holders are entitled to one non-cumulative vote per share on all matters on which stockholders may vote. Holders of shares of the Common Stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any members to the Board.

The Registrant’s articles of incorporation allow the Board to issue shares of preferred stock without any vote or further action by its stockholders. The Board has the authority to fix and determine the relative rights and preferences of preferred stock. As a result, the Board could authorize the issuance of a series of preferred stock that would grant to holders the preferred right to the Registrant’s assets upon liquidation, the right to receive dividend payments before dividends are distributed to the holders of Common Stock and the right to the redemption of the shares, together with a premium, prior to the redemption of the Common Stock.

Item 2. Exhibits.

Exhibit No.	Description of Exhibit

3.1(a)	Articles of Incorporation and Certificate of Correction - filed as an exhibit to the Registration Statement on Form S-1 filed on December 23, 2011 and incorporated herein by reference.

3.1(b)	Articles of Merger of Spiral Toys Inc. into Rocap Marketing, - filed as an exhibit to the Current Report on Form 8-K filed on January 23, 2015 and incorporated herein by reference.

3.1(c)	Certificate of Amendment to Articles of Incorporation, filed on April 6, 2016 - filed as an exhibit to the Current Report on Form 8-K filed on April 7, 2016 and incorporated herein by reference.

3.2	Amended and Restated Bylaws- filed as an exhibit to the Current Report on Form 8-K filed on April 7, 2016 and incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned thereto duly authorized.

Date: April 22, 2016	SPIRAL TOYS, INC.

	By:	/s/ Mark Meyers
	Name:	Mark Meyers
	Title:	Chief Executive Officer

EXHIBIT INDEX

3.1(a)	Articles of Incorporation and Certificate of Correction - filed as an exhibit to the Registration Statement on Form S-1 filed on December 23, 2011 and incorporated herein by reference.

3.1(b)	Articles of Merger of Spiral Toys Inc. into Rocap Marketing, - filed as an exhibit to the Current Report on Form 8-K filed on January 23, 2015 and incorporated herein by reference.

3.1(c)	Certificate of Amendment to Articles of Incorporation, filed on April 6, 2016 - filed as an exhibit to the Current Report on Form 8-K filed on April 7, 2016 and incorporated herein by reference.

3.2	Amended and Restated Bylaws- filed as an exhibit to the Current Report on Form 8-K filed on April 7, 2016 and incorporated herein by reference.